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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (Date of earliest event reported): DECEMBER 21, 2000



                         WEATHERFORD INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)



                DELAWARE                         1-13086                           04-2515019
         (State of Incorporation)          (Commission File No.)       (I.R.S. Employer Identification No.)


      515 POST OAK BLVD., SUITE 600
             HOUSTON, TEXAS                                                           77027
(Address of Principal Executive Offices)                                            (Zip Code)
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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 693-4000

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ITEM 5. OTHER EVENTS

FOURTH QUARTER UPDATE

         The following is an update on our operations and results for the fourth quarter of 2000 and our expectations for next year. This update should be read in conjunction with our quarterly report on Form 10-Q for the quarter ended
September 30, 2000, and the forward looking information provided in this report is qualified by the assumptions and qualifications described in that report under the heading "Forward Looking Information and Regulation FD
Considerations". This information is being provided solely as a mid-quarter update on our results for the quarter in order to facilitate a better understanding of our company. We do not intend to update this information until we have released our results for the fourth quarter and the year ending December
31, 2000.

GENERAL

         The fourth quarter of 2000 is progressing substantially as we had envisioned in our Quarterly Report on Form 10-Q for the quarter ended September
30, 2000. Our consolidated revenues, operating profit and EBITDA (earnings before interest, taxes, depreciation and amortization) have continued to increase in line with our expectations. Although we cannot assure our investors on what our final results for the fourth quarter will be, based on our October and November results and excluding any charges associated with our Compression
Services Division for the quarter, we believe that the "consensus" estimate of $.28 per share from continuing operations as reported by "First Call" is reasonable. Our actual results for the quarter will be dependent upon December's results and there not being any unforeseen events during December or adjustments to October's and November's results when we close the books for the quarter and year.

OTHER INFORMATION

         In the context of looking at our anticipated results for the fourth quarter, the following updates certain of the trends and information that we have provided to the markets in our public disclosures:

         o Activity levels are increasing at each of our divisions, with the strongest growth being realized in our Drilling and Intervention Services Division.

         o North America remains very active, with Canada expected to report a strong December.

         o        Margins, particularly in our Drilling and Intervention
                  Services Division, continue to improve as prior domestic price increases begin to be felt.

         o Our Completion Systems Division continues to see improved revenue growth. Margins for the quarter, however, are expected to be impacted by costs, including research and development, associated with the planned growth for this division. The results of this division will be highly dependent on the activity levels in December as well as its product mix for the quarter.

         o Our Artificial Lift Systems Division continues to see improvement throughout its markets, in particular Canada and in progressive cavity and reciprocating pumps.

         o Our Compression Services Division has begun its recovery and, other than charges that may be made at year-end relating to or associated with the proposed combination of this division with Universal Holdings, Inc., this division is expected to show improvement against the third quarter.


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         o        On December 14, 2000, the waiting period for our filing under the Hart-Scott-Rodino Antitrust Improvements Act with respect to our proposed investment in Universal expired. As a result, the remaining major contingencies with respect to this
                  transaction are stockholder approval and financing.
                  Universal's proxy statement for its Special Meeting of
                  Stockholders to be held in the first quarter of 2001, received a "no review" from the Securities and Exchange Commission and proxy materials will be forwarded to its stockholders later this week or early next week. Discussions between Universal and potential lenders are ongoing and both we and Universal believe that the required financing will be obtained sometime in February 2001. Accordingly, we currently expect that this transaction will close on or around the middle of February
                  2001.

         o As we previously announced, we do currently expect to incur around $20 million in charges relating to the Compression
                  Services Division in the fourth quarter in addition to any impairment charges that may be required due to the book value of this division being less than the market value of the Universal common stock to be received by us in the transaction. We expect to make an accrual for this impairment if the market price of the Universal common stock at year end is less than around $35.50 a share. We will also be establishing a deferred tax liability for our proposed investment in Universal at year end based on the market price of the Universal common stock to be received by us at year end and our tax bases in the assets to be contributed to Universal in the transaction at the time of the closing.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   WEATHERFORD INTERNATIONAL, INC.



Dated: December 21, 2000           By:         /s/ Curtis W. Huff
                                       -----------------------------------------
                                                  Curtis W. Huff
                                            Executive Vice President and
                                               Chief Financial Officer

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